Exhibit 10.43

                                 SALES AGREEMENT

         Sales Agreement made effective June 27, 1998, by and between Starlog Franchise Corporation (the "Company") and Kevin VanderKelen ("VanderKelen").

         INTRODUCTION. In June 1997, the Company purchased certain assets and liabilities of Goal Post Distributing from Kevin VanderKelen ("VanderKelen") in exchange for 4,300,000 shares of the Company's common stock. Subsequently the Company effected a 1 for 10 reverse stock split resulting the 4,300,000 shares being 430,000 shares. Goal Post has not performed to the Company's expectations and VanderKelen is dissatisfied with certain aspects of the Company's ownership of Goal Post, the result of which is that the Company and Goal Post wish to reverse the acquisition as of June 27, 1998, pursuant to the following terms and conditions.

          1. TRANSFER OF ASSETS. The Company effective June 27, 1998 transfers all of its assets, real, personal and mixed, employed in the operation of the Company's Goal Post Distributing division in Florida ("Goal Post"), including, without limitation the following items (collectively, the "Assets""): (i) all equipment, vehicles, furniture and furnishings, including without limitation, those taken into consideration in any depreciation schedule of the Company; (ii) any and all recorded or unrecorded leasehold interests to the real property locations(s) used in connection with the business together with all improvements and fixtures located thereon or therein; (iii) all usable supplies, forms, brochures, inventory; (iv) any intangible assets, goodwill and intellectual property, including any service and/or trademarks or names and logos (including specifically the name "Goal Post Distributing, Inc."); (v) copies of all employment applications and other personnel records of key employees as selected by VanderKelen; (viii) rights to telephone and fax numbers used by the Company with respect to Goal Post; (ix) all computers, other data processing equipment and related software; (x) all prepaid expenses, miscellaneous deposits of the Company related to Goal Post. (xi) commitments, contracts, leases, obligations and agreements (collectively the Agreements") and all accounts receivable of Goal Post

          2. ASSUMPTION. VanderKelen agrees to assume the Assets and Agreements of Goal Post arising prior or subsequent to the date hereof, and shall indemnity and hold the Company harmless from and against any and all costs, expense, liability, damages whatsoever arising out of or relating to the failure of VanderKelen to perform all of the obligations of Goal Post arising prior to or subsequent to the date hereof.

          3. PROMISSORY NOTE. The Company will deliver to VanderKelen a promissory note to pay VanderKelen $50,000 in 24 installments of $2,083.33, commencing March 1, 1999.

          4. TRANSFER BACK OF SHARES. VanderKelen, in consideration, transfers to the Company 330,000 of the 430,000 shares (after taking into effect the reverse stock split) which were originally issued to VanderKelen in connection with the Company's purchase of Goal Post.

          5. EMPLOYMENT AGREEMENT. Both the Company and VanderKelen agree to terminate the Employment Contract entered into on June 29, 1997 by and between the Company and VanderKelen, effective as of the date of this agreement.



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          6. MISCELLANEOUS. This Agreement will be governed pursuant to the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties have caused this agreement to be signed effective as of the date hereof.

Starlog Franchise Corporation              Kevin M. VanderKelen

BY: /s/ Jack Fitzgerald                /s/  Kevin M. Vanderkelen
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